Exhibit 10.27

AMENDMENT #6 TO AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

This Amendment #6 to Amended and Restated Business Financing Agreement (“Amendment”) is entered into on February 15, 2018, by and among ePlus Technology, inc. (”Technology”) and ePlus Technology Services, inc. (“Services”; and together with Technology, each sometimes referred to as a “Dealer,” and sometimes referred to collectively, jointly and severally, as “Dealer”) and Wells Fargo Commercial Distribution Finance, LLC (“CDF”) and is to that certain Amended and Restated Business Financing Agreement dated July 23, 2012, by and between Dealer and CDF (as the same has been amended by that certain Amendment #1 to Amended and Restated Business Financing Agreement dated July 31, 2014, that certain Amendment #2 to Amended and Restated Business Financing Agreement dated July 24, 2015, that certain Amendment #3 to Amended and Restated Business Financing Agreement dated October 20, 2015, that certain Amendment #4 to Amended and Restated Business Financing Agreement dated July 28, 2016, and that certain Amendment #5 to Amended and Restated Business Financing Agreement dated July 27, 2017 and as further amended, restated, amended and restated, modified, extended, renewed, substituted, and/or supplemented, the “Agreement”). All terms which are not defined herein shall have the same meaning in this Amendment as in the Agreement.

WHEREAS, CDF and Dealer desire to amend the terms of the Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Section 1.1 of the Agreement is hereby amended by adding in alphabetical order the following definitions thereto:

“Aggregate Accounts Receivable Outstandings” means the sum of (a) the principal amount outstanding under the Accounts Receivable Facility and (b) the Letter of Credit Obligations.

“Aggregate Outstandings” means the sum of (a) the Aggregate Accounts Receivable Outstandings and (b) the principal amount outstanding under the Agreement for Wholesale Financing.

“L/C Issuer” means Wells Fargo Bank N.A. or any other affiliate of CDF in such person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Agreement” has the meaning set forth in Section 2.4.1.3 hereof.

“L/C Reimbursement Date” has the meaning set forth in Section 2.4.2 hereof.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Dealer to the L/C Issuer thereof or to CDF, as and when matured, to pay (a) all amounts drawn under such Letter of Credit and (b) all interest, fees and expenses payable in connection therewith, including interest, fees and expenses payable under this Agreement or under any L/C Reimbursement Agreement.

“L/C Sublimit” means $2,500,000.

“Letter of Credit” means documentary or standby letters of credit issued for the account of a Dealer by an L/C Issuer.

“Letter of Credit Obligations” means all outstanding obligations incurred by CDF or any L/C Issuer at the request of the Dealer, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by an L/C Issuer.  The amount of such Letter of Credit Obligations shall equal the sum of (a) the aggregate maximum undrawn and unexpired amount of then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not yet been reimbursed.

2.         The following definitions in Section 1.1 of the Agreement are deleted in their entirety and replaced with the following:

“Agreement for Wholesale Financing” means the Amended and Restated Agreement for Wholesale Financing dated July 23, 2012 between Dealer and CDF as amended, restated, amended and restated, modified, extended, renewed, substituted, and/or supplemented from time to time,

“Obligations” means all liabilities and indebtedness now or hereafter arising, owing, due or payable from Dealer to CDF or any L/C Issuer (and any of their subsidiaries and affiliates), including any third party claims against Dealer satisfied or acquired by CDF, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, and where or not evidence by instruments or evidences of indebtedness, and all covenants, agreements, warranties, duties and representations, whether such Obligations arise under this Agreement, the Other Agreements, or any other agreements previously, now or hereafter executed by Dealer and delivered to CDF or any of its subsidiaries or affiliates or by operation of law, including, without limitations, the Letter of Credit Obligations.

“Other Agreements” means the Agreement for Wholesale Financing, any Letters of Credit, any L/C Reimbursement Agreement, all security agreements, mortgages, leases, instruments, documents, guarantees, schedules, certificates, contracts and similar agreements heretofore, now or hereafter executed by Dealer and delivered to CDF or an L/C Issuer, or delivered by or on behalf of Dealer to a third party and assigned to CDF by operation of law or otherwise.

3.         Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Thirty Million Dollars ($30,000,000.00) (the “Accounts Receivable Facility Limit”); provided, however, that at no time will (i) the Aggregate Accounts Receivable Outstandings exceed the Accounts Receivable Facility Limit or (ii) the Aggregate Outstandings exceed the Aggregate Facility Limit. CDF’s decision to advance funds will not be binding until the funds are actually advanced.

In addition, subject to the terms of the Agreement for Wholesale Financing, CDF agrees to provide to Dealer an inventory floorplan credit facility of (i) to and until October 31, 2017, Three Hundred Twenty-Five Million Dollars ($325,000,000.00), (ii) on and after November 1, 2017, except during a Temporary Uplift Period, Two Hundred Fifty Million Dollars ($250,000,000.00), and (iii) during any Temporary Uplift Period, Three Hundred Twenty Five Million Dollars ($325,000,000.00); provided, however, that at no time will the Aggregate Outstandings exceed the Aggregate Facility Limit.  CDF’s decision to advance funds will not be binding until the funds are actually advanced.

If, at any time, the Aggregate Accounts Receivable Outstandings exceed the Accounts Receivable Facility Limit, Dealer will immediately pay to CDF an amount not less than the difference between (i) Aggregate Accounts Receivable Outstandings and (ii) the Accounts Receivable Facility Limit.

If, at any time, the Aggregate Outstandings exceed the Aggregate Facility Limit, Dealer will immediately pay to CDF an amount not less than the difference between (i) Aggregate Outstandings and (ii) the Aggregate Facility Limit.”

4.         The following Section 2.4 is hereby added to the Agreement:

“2.4         Letters of Credit.

2.4.1        Conditions.  On the terms and subject to the conditions contained herein, CDF agrees to use reasonable efforts to issue or arrange for an L/C Issuer to issue, for the account of Dealers, Letters of Credit from time to time; provided, however, that no L/C Issuer shall issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

2.4.1.1.     (i) Aggregate Outstandings would exceed the Aggregate Facility Limit or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed the L/C Sublimit;

2.4.1.2.     the expiration date of such Letter of Credit is more than 364 days after the date of issuance thereof; or

2.4.1.3.     (i) any fee due in connection with, and on or prior to, such issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Dealer, the documents that such L/C Issuer generally uses in the ordinary course of business for the issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

2.4.2.       Reimbursement Obligations of the Dealer.  Dealer agrees to pay to the L/C Issuer of any Letter of Credit, or to CDF for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first business day after Dealer receives notice from such L/C Issuer or from CDF that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth below.  In the event that any L/C Reimbursement Obligation is not repaid by Dealer as provided in this Section 2.4.2. (or any such payment by Dealer is rescinded or set aside for any reason), such L/C Issuer shall promptly notify CDF of such failure and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by Dealer with interest thereon computed from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate set forth in the L/C Reimbursement Agreement or, if no interest rate is set forth therein, the interest rate applicable during such period to the Accounts Receivable Facility.”

2.4.3.       Letter of Credit Fee.  Dealer agrees to pay to CDF, as compensation for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to CDF hereunder, all costs and expenses incurred by CDF on account of such Letter of Credit Obligations and (ii) a monthly fee in an amount equal to the product of the average daily Letter of Credit Outstandings for each calendar month multiplied by a per annum rate equal to two and one half percent (2.50%).  Such fee shall be paid to CDF pursuant to the provisions of Section 2.2 hereof.

5.         Each Dealer hereby ratifies and confirms the Agreement, as amended hereby, and each Other Agreement executed by such Dealer in all respects.

6.         Each Dealer hereby unconditionally releases, acquits, waives, and forever discharges CDF and its successors, assigns, directors, officers, agents, employees, representatives and attorneys from any and all liabilities, claims, causes of action or defenses, if any, and for any action taken or failure to take action, existing at any time prior to the execution of this Amendment.

7.         This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their participants, successors and assigns.

8.         This Amendment may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Amendment may be executed by any party to this Amendment by original signature, facsimile and/or electronic signature.

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IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment as of the date first set forth hereinabove.

“DEALER”

ePLUS TECHNOLOGY, INC.

By:	/s/	Elaine D. Marion
Name:		Elaine D. Marion
Title:		Chief Financial Officer

ePLUS TECHNOLOGY SERVICES, INC.

By:	/s/	Elaine D. Marion
Name:		Elaine D. Marion
Title:		Chief Financial Officer

“CDF”

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC

By:	/s/	Scott Hunt
Name:		Scott Hunt
Title:		Authorized Signor

Signature Page to Amendment #6 to Amended and Restated
Business Financing Agreement